Stradley Ronon Stevens & Young, LLP
Suite 2600 2005 Market Street
Philadelphia, PA 19103-7018 215.564.8000 www.stradley.com

April 29, 2021

Board of Trustees of Allianz Variable Insurance Products Fund of Funds Trust

5701 Golden Hills Drive

Minneapolis, MN 55416-1297

Subject:	Post-Effective Amendment No. 41 to the Registration Statement on Form
N-1A relating to Allianz Variable Insurance Products Fund of Funds
Trust, a Delaware statutory trust File Nos. 333-119867; 811-21624

Ladies and Gentlemen:

We have acted as counsel to Allianz Variable Insurance Products Fund of Funds Trust, a Delaware statutory trust (the “Trust”), including its series, AZL Balanced Index Strategy Fund, AZL DFA Multi-Strategy Fund, AZL MVP Fusion Conservative Fund, AZL MVP Fusion Balanced Fund, AZL MVP Fusion Moderate Fund, AZL MVP Balanced Index Strategy Fund, AZL MVP Growth Index Strategy Fund, AZL MVP Global Balanced Index Strategy Fund, AZL MVP Moderate Index Strategy Fund, AZL MVP Fidelity Institutional Asset Management Multi-Strategy Fund, AZL MVP T. Rowe Price Capital Appreciation Plus Fund and AZL MVP DFA Multi-Strategy Fund (together, the “Funds”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 41 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 46 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.

The shares of the Funds have been, and will continue to be, issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Funds.

2.

The Funds’ shares will be issued against payment therefor as described in the Funds’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of each Fund to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP